Exhibit (h)(21)

MASTER REPORT MODERNIZATION ADDENDUM
to Administration, Bookkeeping and Pricing Services Agreement

This Report Modernization Addendum (this “Addendum”) to the Existing Agreements is dated as of March 20, 2020 and entered into by and between the parties signing below (“Parties”):

Term	Means
“Existing Agreements”	The Administration, Bookkeeping and Pricing Services Agreements between ALPS and the Trust, dated as of the dates appearing next to the applicable Fund(s) below, as each may have been otherwise amended.
“ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Fund(s)”

Beacon Funds – October 2, 2017

Beacon Accelerated Return Strategy Fund

Beacon Planned Return Strategy Fund

Carret Kansas Tax-Exempt Bond Fund – September 24, 2018

Clarkston Funds – September 8, 2015

Clarkston Partners Fund

Clarkston Fund

Clarkston Founders Fund

DDJ Opportunistic High Yield Fund - July 15, 2015

Seven Canyons Funds – September 10, 2018

Seven Canyons Strategic Income Fund

Seven Canyons World Innovators Fund

WHEREAS, the Fund and ALPS have previously entered into an Existing Agreement pursuant to which ALPS provides the applicable Funds with certain administrative, bookkeeping and pricing services; and

WHEREAS, Trust and ALPS wish to supplement the Existing Agreements to provide for additional services to be performed by ALPS and to set forth the fees for those additional services.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Services. ALPS will provide the Funds with the additional services (the “Additional Services”) described in Appendix I, attached hereto. Except as otherwise set forth herein, the provision of the Additional Services and duties of each party in connection therewith will be governed under the terms and conditions of the Existing Agreements.

2.	Compensation. In consideration of the Additional Services performed under this Addendum, the Funds shall pay ALPS the fees listed in Appendix II, attached hereto. The imposition of such fees will commence beginning on the dates listed in Appendix II. These fees are subject to an annual cost of living increase, as further described in the Existing Agreements.

3.	Terms Applicable to the Additional Services. As applicable to the Additional Services provided under this Addendum, the parties are further subject to the additional terms and conditions set forth in the Appendix III, attached hereto.

4.	Term, Termination and Modification. This Addendum shall become effective as of the date first written above, and shall continue thereafter with respect to the specific Funds under this Agreement until the termination of the applicable Existing Agreement with respect to such Funds. This Addendum will continue until each of the Existing Agreements have been terminated cannot be modified except by a written agreement signed by the Parties the modification is applicable to.

Exhibit (h)(21)

5.	Survival. The terms of Section 3 of this Addendum shall survive termination of the Existing Agreements and/or this Addendum.

6.	Miscellaneous. Except to the extent expressly amended or supplemented hereby, the provisions of the Existing Agreements remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the applicable Existing Agreements. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.	Governing Law. The provisions of this Addendum shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

ALPS Fund Services, Inc.		ALPS Series Trust, on behalf of each Fund

By:	/s/ Michael Sleightholme	By:	/s/ Bradley J. Swenson

Name:	Michael Sleightholme	Name:	Bradley J. Swenson

Title:	Authorized Representative	Title:	President

APPENDIX I

Additional Services

The following Additional Services are to be performed by ALPS for each Fund for the compensation noted in Appendix II.

Fund Administration

●	Coordinate the preparation and filing of Form N-PORT with the Securities and Exchange Commission

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject additional fees charged at ALPS’ standard rates.

APPENDIX II

Compensation

Fees for the Additional Services:

For the Additional Services, each Fund will pay to ALPS, on a monthly basis, a fee equal to the following amounts::

Beacon Accelerated Return Strategy Fund	[REDACTED] *
Beacon Planned Return Strategy Fund	[REDACTED] *
Carret Kansas Tax-Exempt Bond Fund	[REDACTED] *
Clarkston Founders Fund	[REDACTED] *
Clarkston Fund	[REDACTED] *
Clarkston Partners Fund	[REDACTED] *
DDJ Opportunistic High Yield Fund	[REDACTED] *
Seven Canyons Strategic Income Fund	[REDACTED] *
Seven Canyons World Innovators Fund	[REDACTED] *

The fees for each of the above listed funds will commence retrospectively on February 1, 2020.

*	This fee is subject to an annual cost of living adjustment as described the applicable Existing Agreement.

The above fees are based on assumptions derived from the Funds’ historical portfolio information and/or information provided by the Funds. ALPS’ fees are subject to revision by ALPS, upon prior notice to a Fund, if ALPS determines that a Fund’s portfolio composition changes or additional work is required by ALPS as it originally contemplated for its provision of the Additional Services. A Fund’s use of alternative data suppliers will result in additional fees as determined by ALPS.

Market Data Expenses:

Fund is responsible for market data expenses incurred in providing the Additional Services including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party or ALPS affiliated suppliers. For third party suppliers from which the Fund receives services as part of an existing ALPS relationship or agreement, the Fund will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All other market data expenses will be billed at standard rates.

APPENDIX III

Additional Terms

In addition to the terms and conditions of the Existing Agreement, the following terms and conditions apply to the provision of the Additional Services under this Addendum:

1.	Provision of Services.

a.	ALPS may engage persons or organizations (referred to as a “supplier”) to assist in the provision of, or to perform any of its duties of providing the Additional Services; provided that, in such event, ALPS shall not be relieved of any of its obligations otherwise applicable under the Existing Agreement and Addendum. All uses of the term “supplier” in Section 2 of this Appendix III shall include any third party otherwise selected by a Fund, if applicable.

2.	Use of Data; No Warranty; Termination of Rights.

a.	As part of the provision of the Additional Services, ALPS may provide valuation information and other data or evaluations to a Fund (collectively, the “Data”) that may be supplied by ALPS or one of its suppliers, or a supplier selected by a Fund. Any Data being provided to a Fund by ALPS or its suppliers pursuant hereto are being supplied to the Fund for the sole purpose of completion of the Additional Services. The Funds may use the Data only for purposes necessary for the Additional Services described in this Addendum. The Funds do not have any license nor right to use the Data for purposes beyond the Additional Services described in this Addendum including, but not limited to, resale to other users or use to create any type of historical database. Data cannot be passed to or shared with any other non-affiliated entity.

The Funds acknowledge the proprietary rights that ALPS and its suppliers have in the Data.

b.	ALPS and its suppliers shall have no liability to the Trust or a Fund, or a third party, for errors, omissions or malfunctions in the Data or related services, other than the obligation of ALPS (i) to endeavor, upon receipt of notice from the a Fund, to correct a malfunction, error, or omission in any Data or related services and (ii) to oversee and monitor the activities of the suppliers in a commercially reasonable manner.

c.	The Funds acknowledges that the Data and related services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities, in connection to the Additional Services. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data and related services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

d.	Other than to the extent arising under ALPS’ failure to fulfill its obligations under (b) above, the Funds shall indemnify ALPS and its suppliers against and hold ALPS harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against ALPS or its suppliers by a third party arising out of or related to the accuracy or completeness of any Data or related services received by a Fund, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS or its suppliers shall be liable for any claim or demand against a Fund by a third party.

e.	ALPS and its suppliers, nor the Funds shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

f.	THE FUNDS HEREBY ACCEPT THE DATA AS IS, WHERE IS, ALPS AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.